US Securities and Exchange Commission
                      Washington, DC 20549



                            Form 8-K
                         Current Report

               Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934



Date of  Report (Date of earliest event reported):  April 15, 1997



                     CONECTISYS CORPORATION
     (Exact name of registrant as specified in its charter)
          Colorado                   33-3560D              84-1017107
(State or other jurisdiction       (Commission          (IRS Employer
 of incorporation)                 File Number)      Identification No.)



            7260 SPIGNO PLACE
            AGUA DULCE, CALIFORNIA                    91350
    (Address of principle executive offices)        (Zip Code)



Registrant's telephone number, including area code: (805) 268-0305









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Page 2
Form 8-K: Dated: April 22, 1996
CONECTISYS CORPORATION
Commission File # 33-3560D


Item 5 -- Other Events

     PrimeLink Inc., a subsidiary of Conectisys Corporation is pleased to announce the Enogex Inc., contract. PrimeLink Inc., a leading supplier of communications and monitoring equipment to the natural gas industries, announces that it has signed a contract with Oklahoma City based Enogex Inc., a subsidiary of OEG Energy Corp. (NYSE: OGE), to provide wireless data gathering from remote gas wells.

     Enogex's extensive gathering and transmission network spans Oklahoma's most important gas provinces, from the Anadako Basin in the west to the Arkoma Basin in the east.
With more than 1400 receipt points and 3,100 miles of pipeline located throughout Oklahoma, Enogex is one of the largest natural gas transportation companies operating in Oklahoma, and one of the top 50 in the United States.

     Headquarters in Lenexa, KS, PrimeLink has provided data gathering equipment and networks to the natural gas, electric utility and vending machine industries since 1995.
Customers include a number of fortune 500 companies.

     The President and CEO of Conectisys Corp., has said "the signing of the Enogex contract is very exciting to all of us here at Conectisys we are looking forward to a long and lasting relationship with the energy based company . The Enogex contract is further evidence of the energy markets need for the PrimeLink products. Energy companies throughout the United States are faced with industry deregulation, suddenly most utility companies are faced with the threat of competition coupled with a greater focus on customer satisfaction. Deregulation is the driving force behind the latest push towards greater efficiency. Greater efficiency equals lower operating costs, increasing customer satisfaction. In part the answer is using wireless communication technology, provided by PrimeLink. PrimeLink stands alone as the originator and leader of the inexpensive remote data acquisition communication system currently aiding the utility companies in their pursuit in delivering lower energy prices to us all."

Dated: April 22, 1997                   /s/ Robert A. Spigno
                                      ROBERT A. SPIGNO,
President